Exhibit 99.1

SUBSTITUTION STATEMENT CERTIFICATE

Fiscal year covered by the statement: from January 1, 2024 to December 31, 2024.

Name of the entity filing the statement:

BARRICK MINING CORPORATION

Names of the subsidiaries for which the entity files the statement:

BARRICK GOLD INC.

Certificate

I certify that I have examined the information concerning Barrick Mining Corporation and its subsidiary Barrick Gold Inc. contained in the statement of Barrick Mining Corporation filed pursuant to the Extractive Sector Measures Transparency Act (S.C 2014, c.39. s. 376) for the fiscal year that began on January 1, 2024 and ended on December 31, 2024. To my knowledge and having exercised due diligence, the information contained in the statement is, in all material respects for the purposes of the Act, true, accurate and complete.

Graham Shuttleworth Senior Executive Vice-President, Chief Financial Officer

Date:	May 30, 2025

/s/ Graham Shuttleworth
[Signature]

(Signature Page to Exhibit 99.1)

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Barrick Mining Corporation
Reporting Year	From	2024-01-01	To:	2024-12-31	Date submitted	5/30/2025
Reporting Entity ESTMA Identification Number	E110387		Original Submission Amended Report
Other Subsidiaries Included (optional field)
For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E110387 Barrick Gold Inc.

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Graham Shuttleworth				Date	5/30/2025
Position Title	Senior Executive Vice-President, Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	Barrick Mining Corporation					Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E110387
Subsidiary Reporting Entities (if necessary)	E110387 Barrick Gold Inc.
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc... within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Argentina	Government of the Province of San Juan		90,000	-	140,000	-	-	-	-	230,000
Argentina	Government of Argentina		1,110,000	-	-	-	-	-	-	1,110,000
Canada	Biigtigong Nishnaabeg		-	-	2,200,000	-	-	-	1,230,000	3,430,000
Canada	City of Thunder Bay		170,000	-	-	-	-	-	-	170,000
Canada	Pic Mobert First Nation		-	-	2,840,000	-	-	-	1,110,000	3,950,000
Canada	Town of Marathon		610,000	-	-	-	-	-	-	610,000
Canada	Township of Manitouwadge		450,000	-	-	-	-	-	-	450,000
Chile	Government of Chile		2,340,000	-	-	-	-	-	-	2,340,000
Chile	Oversight Board of the Huasco River Basin and Its Tributaries		-	-	-	-	-	-	1,580,000	1,580,000
Chile	Municipality of Alto del Carmen		290,000	-	-	-	-	-	-	290,000
Chile	Municipality of Coquimbo		890,000	-	-	-	-	-	-	890,000
Chile	Municipality of Providencia		560,000	-	-	-	-	-	-	560,000
Côte d’Ivoire	Government of Côte d’Ivoire		25,130,000	35,410,000	-	-	-	-	-	60,540,000
Dominican Republic	Government of the Dominican Republic		195,250,000	22,880,000	640,000	-	-	-	340,000	219,110,000	Excludes $10,954,000 of taxes offset with tax credits that were received prior to the payment being made and $21,598,000 of royalties previously advanced
Mali	Government of Mali		189,940,000	73,110,000	-	-	-	33,470,000	-	296,520,000
Pakistan	Government of Balochistan		-	7,500,000	6,290,000	-	-	-	-	13,790,000	Royalties include advance payments
Pakistan	Government of Pakistan		240,000	-	-	-	-	-	-	240,000
Papua New Guinea	Government of Papua New Guinea		3,530,000	-	-	-	-	-	-	3,530,000

Payment relates to tax periods prior to August 31, 2015 when Barrick held a 95% interest in and controlled the Porgera mine. Barrick sold 50% of its interest in and ceased to control the Porgera joint venture on August 31, 2015.

Excludes $1,257,000 offset by VAT credits that were received prior to the payment being made

Peru	Government of Peru		12,440,000	-	580,000	-	-	-	-	13,020,000
Tanzania, United Republic of	Msalala District Council		900,000	-	-	-	-	-	-	900,000
Tanzania, United Republic of	Nyangwale District Council		440,000	-	-	-	-	-	-	440,000.00
Tanzania, United Republic of	Tanzania Federal Government		5,450,000	77,100,000	13,100,000	-	-	-	4,680,000	100,330,000	Excludes $86,828,000 offset by VAT credits that were received prior to the payment being made. In kind payments for education infrastructure that are reported on the basis of cost at the time they were incurred.
Tanzania, United Republic of	Tarime District Council		1,610,000	-	-	-	-	-	-	1,610,000
United States of America	Cibola County		460,000	-	-	-	-	-	-	460,000
United States of America	Elko County		3,860,000	-	110,000	-	-	-	-	3,970,000
United States of America	Eureka County		14,250,000	-	120,000	-	-	-	-	14,370,000
United States of America	Government of the United States of America		150,950,000	-	9,170,000	-	-	-	-	160,120,000	Excludes $47,400,000 offset by solar credits that were received prior to the payment being made
United States of America	Humboldt County, Nevada		6,270,000	-	-	-	-	-	-	6,270,000
United States of America	Lander County		19,550,000	-	640,000	-	-	-	-	20,190,000
United States of America	Lawrence County		-	-	120,000	-	-	-	-	120,000
United States of America	Napa County		90,000	-	-	-	-	-	-	90,000
United States of America	State of Missouri		-	-	860,000	-	-	-	-	860,000
United States of America	State of Montana		150,000	-	-	-	-	-	-	150,000
United States of America	State of Nevada		168,300,000	-	1,900,000	-	-	-	-	170,200,000
United States of America	State of South Dakota		-	-	270,000	-	-	-	-	270,000
United States of America	State of Utah		130,000	-	-	-	-	-	-	130,000
United States of America	Storey County		120,000	-	-	-	-	-	-	120,000
Zambia	Government of Zambia		1,000,000	67,300,000	90,000	-	-	-	-	68,390,000	Excludes $19,266,000 offset by VAT credits that were received prior to the payment being made

Additional Notes:

-The figures above do not include VAT, customs and excise duties whereas the amounts reported in our Sustainability Report are inclusive of these payments made to government

-The ‘Basis of report preparation’ section is an integral part of this section.

- Reportable payments to governments have been disclosed in United States (“US”) dollars, unless otherwise shown. This is consistent with Barrick’s functional currency for consolidated accounting purposes. Payments denominated in currencies other than US dollars were translated using the exchange rate at the time the payment was made. The average exchange rates for 2024 are as follows:

Currency         Average Exchange Rate

Argentinean peso      ARS per $US - 916.02

Canadian dollar        CAD per $US - 1.37

Chilean peso        CLP per $US - 943.75

Dominican peso       DOP per $US - 59.42

Pakistani Rupee      PKR per $US - 278.51

Papua New Guinean Kina  PGK per $US - 3.85

Peruvian sol        PEN per $US - 3.75

Tanzanian Shilling      TZS per $US - 2,597.40

West African CFA franc    XOF per $US - 606.43

Zambian kwacha      ZMW per $US -26.16

[1]	Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
[2]	Optional field.
[3]	When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
[4]

Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	Barrick Mining Corporation					Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E110387
Subsidiary Reporting Entities (if necessary)	E110387 Barrick Gold Inc.
Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Argentina	Lama	1,060,000	-	140,000	-	-	-	-	1,200,000
Argentina	Exploration	140,000	-	-	-	-	-	-	140,000
Canada	Hemlo	1,230,000	-	5,040,000	-	-	-	2,340,000	8,610,000
Chile	Pascua	2,350,000	-	-	-	-	-	1,580,000	3,930,000
Chile	Exploration	410,000	-	-	-	-	-	-	410,000
Chile	Project - Alturas	760,000	-	-	-	-	-	-	760,000
Chile	Non Project specific	560,000	-	-	-	-	-	-	560,000
Côte d’Ivoire	Tongon	25,130,000	35,410,000	-	-	-	-	-	60,540,000
Dominican Republic	Pueblo Viejo	195,200,000	22,880,000	640,000	-	-	-	340,000	219,060,000	Excludes $10,954,000 of taxes offset with tax credits that were received prior to the payment being made and $21,598,000 of royalties previously advanced
Dominican Republic	Exploration	50,000	-	-	-	-	-	-	50,000
Mali	Loulo	125,490,000	40,690,000	-	-	-	15,670,000	-	181,850,000
Mali	Gounkoto	64,430,000	32,420,000	-	-	-	17,800,000	-	114,650,000
Mali	Non Project specific	20,000	-	-	-	-	-	-	20,000
Pakistan	Reko Diq	240,000	7,500,000	6,290,000	-	-	-	-	14,030,000	Royalties include advance payments
Papua New Guinea	Porgera	3,530,000	-	-	-	-	-	-	3,530,000

Payment relates to tax periods prior to August 31, 2015 when Barrick held a 95% interest in and controlled the Porgera mine. Barrick sold 50% of its interest in and ceased to control the Porgera joint venture on August 31, 2015.

Excludes $1,257,000 offset by VAT credits that were received prior to the payment being made

Peru	Pierina	11,840,000	-	580,000	-	-	-	-	12,420,000
Peru	Exploration	600,000	-	-	-	-	-	-	600,000
Tanzania, United Republic of	Bulyanhulu	1,340,000	30,500,000	5,280,000	-	-	-	-	37,120,000	Excludes $17,550,000 offset by VAT credits that were received prior to the payment being made
Tanzania, United Republic of	Buzwagi	-	-	170,000	-	-	-	-	170,000
Tanzania, United Republic of	North Mara	7,060,000	46,600,000	7,650,000	-	-	-	4,680,000	65,990,000	Excludes $69,278,000 offset by VAT credits that were received prior to the payment being made
United States of America	Carlin	130,490,000	-	1,770,000	-	-	-	-	132,260,000	Excludes $21,480,000 offset by solar credits that were received prior to the payment being made
United States of America	Cortez	91,860,000	-	3,320,000	-	-	-	-	95,180,000	Excludes $13,326,000 offset by solar credits that were received prior to the payment being made
United States of America	Turquoise Ridge	46,890,000	-	920,000	-	-	-	-	47,810,000	Excludes $7,177,000 offset by solar credits that were received prior to the payment being made
United States of America	Phoenix	29,660,000	-	530,000	-	-	-	-	30,190,000	Excludes $5,417,000 offset by solar credits that were received prior to the payment being made
United States of America	Long Canyon	1,480,000	-	680,000	-	-	-	-	2,160,000
United States of America	Closure Sites	670,000	-	1,080,000	-	-	-	-	1,750,000
United States of America	Exploration	40,000	-	3,600,000	-	-	-	-	3,640,000
United States of America	Non-project specific	63,040,000	-	1,290,000	-	-	-	-	64,330,000
Zambia	Lumwana	1,000,000	67,300,000	90,000	-	-	-	-	68,390,000	Excludes $19,266,000 offset by VAT credits that were received prior to the payment being made

Additional Notes[3]:

-The figures above do not include VAT, customs and excise duties whereas the amounts reported in our Sustainability Report are inclusive of these payments made to government

-The ‘Basis of report preparation’ section is an integral part of this section.

- Reportable payments to governments have been disclosed in United States (“US”) dollars, unless otherwise shown. This is consistent with Barrick’s functional currency for consolidated accounting purposes. Payments denominated in currencies other than US dollars were translated using the exchange rate at the time the payment was made. The average exchange rates for 2024 are as follows:

Currency         Average Exchange Rate

Argentinean peso      ARS per $US - 916.02

Canadian dollar        CAD per $US - 1.37

Chilean peso        CLP per $US - 943.75

Dominican peso       DOP per $US - 59.42

Pakistani Rupee       PKR per $US - 278.51

Papua New Guinean Kina  PGK per $US - 3.85

Peruvian sol        PEN per $US - 3.75

Tanzanian Shilling     TZS per $US - 2,597.40

West African CFA franc    XOF per $US - 606.43

Zambian kwacha      ZMW per $US - 26.16

[1]	Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the “Payments by Project” table.
[3]

Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the “Additional Notes” row or the “Notes” column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

BASIS OF REPORT PREPARATION

This report was prepared in accordance with the Extractive Sector Transparency Measures Act (“ESTMA” or the “Act”) issued by the Government of Canada. The information in this report was prepared by Barrick Mining Corporation (formerly Barrick Gold Corporation) (“Barrick”) for the sole purpose of complying with Barrick’s obligations under the ESTMA. The information contained in this report is provided solely for the benefit of Natural Resources Canada (“NRCan”) and in connection with Barrick’s obligations under the ESTMA. This report may not be used or relied upon by any other person or for any other purpose without Barrick’s express prior written consent.

1 > PROJECTS

According to the Technical Reporting Specifications issued by NRCan, a project is the operational activities that are governed by a single contract, license, lease, concession or similar legal agreement and form the basis for payment liabilities with a government. If multiple agreements are “substantially interconnected”, they are considered a single project. “Substantially interconnected” means forming a set of operationally and geographically integrated contracts, licenses, leases or concessions or related agreements with substantially similar terms that are signed with a government and give rise to payment liabilities.

This report includes payments made that are reportable under ESTMA for all of Barrick’s controlled projects, regardless of Barrick’s ownership interest. In accordance with the Act, this report does not include payments made by projects that Barrick does not control, except if payments were made by a Barrick controlled entity in relation to the project. Projects that Barrick has an economic interest in but are not controlled by Barrick consist of the following:

	Place of Business	Entity Type	Interest	Accounting Method
Norte Abierto Project	Chile	Joint Operations	50%	Our share
Donlin Gold Project[1]	United States	Joint Operations	50%	Our share
Veladero	Argentina	Joint Operations	50%	Our share
Porgera Mine	Papua New Guinea	Joint Venture	24.5%	Equity method
Kibali	Democratic Republic of Congo	Joint Venture	45%	Equity method
Jabal Sayid	Saudi Arabia	Joint Venture	50%	Equity method
Zaldívar	Chile	Joint Venture	50%	Equity method

[1]

Donlin Gold LLC is a non-reporting U.S. entity. Its shares are owned 50/50 by Barrick Mining Corporation and NovaGold Resources Inc. (“NovaGold”). Neither Barrick nor NovaGold control Donlin Gold LLC. In accordance with the additional guidance provided by NRCan in August 2017 and April 2018, NovaGold has included 100% of payments made by Donlin Gold LLC to enhance transparency. On April 22, 2025, Barrick announced that it had entered into an agreement to sell its 50% interest in the Donlin Gold project which is subject to the satisfaction of customary closing conditions and obtaining the required regulatory approvals. The transaction is expected to be completed late in the second quarter or early in the third quarter of 2025.

Non-significant projects, in which insignificant payments to governments were made, have been grouped together and presented as exploration sites, closed sites, or projects.

Non-project specific payments relate to payments made for the commercial development of minerals that have been calculated and paid on a consolidated basis and are difficult to split or disaggregate to a specific project.

2 > GOVERNMENTS

Government is defined as:

(a) any government in Canada or in a foreign state

(b) a body that is established by two or more governments

(c) any trust, board, commission, corporation or body or authority that is established to exercise or perform, or that exercises or performs, a power, duty or function of government for a government referred to in paragraph (a) or a body referred to in paragraph (b).

3 > REPORTING CURRENCY

Reportable payments to governments have been disclosed in United States (“US”) dollars, unless otherwise shown. This is consistent with Barrick’s functional currency for consolidated accounting purposes. Payments denominated in currencies other than US dollars were translated using the exchange rate at the time the payment was made. The average exchange rates for 2024 are as follows:

Currency	Average Exchange Rate
Argentinean peso	ARS per USD	916.02
Canadian dollar	CAD per USD	1.37
Chilean peso	CLP per USD	943.75
Dominican peso	DOP per USD	59.42
Pakistani Rupee	PKR per USD	278.51
Papua New Guinean Kina	PGK per USD	3.85
Peruvian sol	PEN per USD	3.75
Tanzanian Shilling	TZS per USD	2,597.40
West African CFA franc	XOF per USD	606.43
Zambian kwacha	ZMW per USD	26.16

4 > PAYMENTS

Reportable payments made to governments are presented on a net cash basis for the year ended December 31, 2024.

Any payment, whether made as a single payment or a series of payments, below $73,020 (CAD $100,000 threshold as set out under the Act converted to USD using the full year average exchange rate) in a given category to a particular government was not reported.

Reportable payments have been rounded to the nearest $10,000 but rounding was not to be used for determining the threshold for what to include as a reportable payment.

A)	Taxes

This category consists of taxes paid to governments based on income, profit or production in relation to the commercial development of minerals. The following are not included in total payments to governments:

•	Consumption tax, such as value-added tax, excise tax and custom tax

•	Personal income tax

•	Withholding tax (except that withholding taxes for tax obligations of Barrick affiliates that relate to the commercial development of minerals are included in this report)

•	Taxes which were offset by credits that were received prior to the reported tax payment being made.

•	Other taxes that do not relate to the commercial development of minerals, such as payroll tax, stamp tax and personal asset tax

B)	Royalties

This category consists of royalties paid to governments relating to the commercial development of minerals. No royalties paid in kind have been made to governments for the year ended December 31, 2024.

C)	Fees

This category consists of fees paid to governments relating to the commercial development of minerals, such as permit and license fees. This does not include amounts paid in the ordinary course of commercial transactions in exchange for services provided by governments, such as utilities paid at market rates.

D)	Production entitlements

This category includes payments made to governments relating to a share of production under production sharing agreements. There were no production entitlements payments made to governments for the year ended December 31, 2024.

E)	Bonuses

This category includes signing, discovery, production and any other type of bonuses paid to governments. There were no bonus payments made to governments for the year ended December 31, 2024.

F)	Dividends

This category consists of dividends paid to governments on shares given in lieu of a bonus, production entitlements, royalties or other fees. This does not include dividends paid to governments as an ordinary shareholder. For the year ended December 31, 2024, dividends were paid by Société des Mines de Gounkoto SA (Gounkoto) and Société des Mines de Loulo SA (Somilo) to the State of Mali based on the State of Mali’s shareholding pursuant to the Establishment Convention under which Gounkoto operates. There were no dividends paid to governments on shares in lieu of a bonus, production entitlements, royalties or other fees for the year ended December 31, 2024.

G)	Infrastructure improvement payments

This category consists of payments made to governments for the construction of public infrastructure, such as roads, schools and hospitals that directly relate to the commercial development of minerals. This does not include infrastructure improvement payments that relate primarily to the operational purposes of Barrick. Payments are reported in the period in which the payment was made.